FIRST AMENDMENT TO WHOLESALE DISTRIBUTION AGREEMENT

FIRST AMENDMENT dated as of _________ __, 2013 by and between MONY LIFE INSURANCE COMPANY OF AMERICA, an Arizona life insurance company ("MONY America") and AXA DISTRIBUTORS, LLC, a registered broker-dealer and licensed insurance agency ("ADL").

WHEREAS, ADL currently acts as the principal underwriter, distributor and wholesale servicer of fixed and variable MONY America life insurance policies and annuity contracts pursuant to a Wholesale Distribution Agreement dated as of April 1, 2005 between MONY America, MONY Securities Corporation ("MSC") and certain ADL subsidiary and affiliated insurance agencies (the "Distribution Agreement);

WHEREAS, MSC subsequently deregistered as a broker-dealer, was succeeded as a principal distributor of MONY America by ADL as provided in the Distribution Agreement and is no longer a party thereto and the ADL subsidiary and affiliated insurance agencies which were originally parties to the Distribution Agreement have been merged in ADL;

WHEREAS, MONY America and ADL are, simultaneously herewith, entering into a Wholesale Servicing Agreement pursuant to which ADL will act as the principal underwriter of, and provide certain wholesale level services with respect to, all of the in-force MONY America fixed and/or variable life insurance policies and annuity contracts covered by the Distribution Agreement (the "In-Force Policies") other than the fixed and variable policies and contracts more particularly described on Exhibit A attached hereto (the "Continuing In-Force Policies");

WHEREAS, MONY America and ADL wish to terminate the Distribution Agreement as to all the In-Force Policies other than the Continuing In-Force Policies but to continue the Distribution Agreement as to the Continuing In-Force Policies and all MONY America fixed and variable life insurance policies and/or annuity contracts which may be sold thereunder on or after the date hereof;

NOW, THEREFORE, MONY America and ADL hereby agree to modify and amend the Sales Agreement as follows:

1. The Distribution Agreement shall be of no further force or effect from and after the date hereof as to any of the In-Force Policies other than the Continuing In-Force Policies. All rights and obligations of the parties under the Distribution Agreement with respect to any of the In-Force Policies other than the Continuing In-Force Policies are hereby terminated, and each party hereby releases and discharges the other from any and all past, present and/or future claims, demands, suits, actions, costs and expenses arising under the Distribution Agreement with respect to any of the In-Force Policies other than the Continuing In-Force Policies.

2. The Distribution Agreement shall continue in full force in effect in accordance with the terms and conditions thereof with respect to the Continuing In-Force Policies

and all MONY America fixed and variable life insurance policies and/or annuity contracts which may be sold thereunder on or after the date hereof.

3. Nothing contained herein is intended, or shall operate, to modify, amend, release or terminate any rights of MONY America and/or ADL or any obligations of any third party broker-dealers, insurance agencies or insurance agents who are currently providing retail services with respect to the In-Force Policies (including without limitation the Continuing In-Force Policies), all of which shall continue in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

MONY Life Insurance
Company of America

By:

____

Name:
Title:

AXA Distributors, LLC

By:

____

Name:
Title: